To: Ernie Verebelyi Rick Fleming From: Linda Goodspeed Date: 5/10/2017 Re: Board of Directors Matters Comments: On May 9th, I was elected to serve as a board of director for Darling Ingredients, Inc. Both Columbus McKinnon Corporation and Darling Ingredients, Inc. have policies in place that restrict board members from serving on more than 4 boards. With the election to the Darling board, I am currently on 5 boards. Given this situation, and in accordance with governance policies, I have decided to not stand for election on the Columbus McKinnon board this year. My last board meeting will be May 22nd and I will cease being a director on May 31st. Sincerely, Linda Goodspeed